Exhibit 99.1

Rose Rock Midstream, L.P. Announces Pricing of $400 Million of 5.625% Senior Notes

TULSA, Okla., June 27, 2014 (GLOBE NEWSWIRE) — Rose Rock Midstream, L.P. (NYSE:RRMS) today announced the pricing of an offering of $400 million in aggregate principal amount of senior unsecured notes due 2022 (the Notes) for sale in a private placement to eligible purchasers. The 5.625% Notes will mature on July 15, 2022, and are being issued at par. Rose Rock anticipates that consummation of the offering will occur on July 2, 2014, subject to the satisfaction of customary closing conditions, and intends to use the net proceeds from the offering to repay amounts borrowed under Rose Rock’s revolving credit facility and general partnership purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes and the guarantees thereof have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The Notes are expected to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. This press release is being issued in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

Certain matters contained in this press release include “forward-looking statements”.

All statements, other than statements of historical fact, included in this press release, including regarding the offering of the Notes and the expected use of proceeds from such offering, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, (i) Rose Rock’s business plans may change as circumstances warrant and the offering of the Notes may not ultimately be completed because of general market conditions or other factors or (ii) any of the factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:

Investor Relations:

Alisa Perkins

918-524-8081

roserockir@rrmidstream.com

Media:

Kiley Roberson

918-524-8594

kroberson@rrmidstream.com